EXHIBIT 99.1
News Release	Chesapeake Granite Wash Trust

November 5, 2019

CHESAPEAKE GRANITE WASH TRUST ANNOUNCES
DISTRIBUTION OF $0.0374 PER COMMON UNIT

HOUSTON, TEXAS, November 5, 2019 – Chesapeake Granite Wash Trust (NYSE:CHKR) (the “Trust”) today announced that its common unit distribution for the quarter ended September 30, 2019 (which primarily relates to production attributable to the Trust’s royalty interests from June 1, 2019 through August 31, 2019) will be $0.0374 per common unit. The distribution will be paid on November 29, 2019 to common unitholders of record at the close of business on November 19, 2019.
The following table provides supporting documentation, as provided by Chesapeake Energy Corporation ("Chesapeake") to the Trust, for the calculation of distributable income available to unitholders for the production period from June 1, 2019 through August 31, 2019.

Sales volumes:
Oil (mbbl)	21
Natural gas (mmcf)	558
Natural gas liquids (mbbl)	43
Total oil equivalent volumes (mboe)	157

Average price received per production unit:(1)
Oil	$49.94
Natural gas	$0.55
Natural gas liquids	$9.28

Distributable income calculation (in thousands except per unit income):
Revenue less production taxes(1)	$1,805
Trust administrative expenses(2)	14
Cash withheld to increase cash reserves(3)	(70)
Distributable income available to unitholders	$1,749
Calculated distributable income per unit(4)	$0.0374

(1)	Includes the effect of certain marketing, gathering and transportation deductions.
(2)	Negative administrative expenses are primarily due to the cash advance in the prior quarter exceeding actual expenses incurred.
(3)
Commencing with the distribution to unitholders payable in first quarter 2019, the Trustee intends to begin withholding the greater of $70,000 or 3.5% of the funds otherwise available for distribution each quarter to gradually increase existing cash reserves by a total of approximately $850,000. The Trustee may increase or decrease the targeted amount at any time, and may increase or decrease the rate at which it is withholding funds to build the cash reserve at any time, without advance notice to the unitholders. Cash held in reserve will be invested as required by the trust agreement. Any cash reserved in excess of the amount necessary to pay or provide for the payment of future known, anticipated or contingent expenses or liabilities eventually will be distributed to unitholders, together with interest earned on the funds.

(4)	Based on 46,750,000 common units issued and outstanding.

TRUSTEE CONTACT INFORMATION:	CHESAPEAKE GRANITE WASH TRUST
The Bank of New York Mellon Trust Company, N.A. Monika Rusin 212-815-5787 monika.kozdral@bnymellon.com	601 Travis Street 16th Floor Houston, TX 77002

Due to the timing of the payment of production proceeds to the Trust, quarterly distributions generally include royalties attributable to sales of oil, natural gas liquids and natural gas for three months, including the first two months of the quarter just ended and the last month of the prior quarter.
The Trust was formed by Chesapeake in June 2011 and owns royalty interests in certain oil and natural gas properties in the Colony Granite Wash play in Washita County, Oklahoma. The Trust is entitled to receive proceeds from the sale of production attributable to the royalty interests. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of Trust revenues and the quarterly distributions to Trust unitholders will fluctuate from quarter to quarter, depending on the sales volume of oil, natural gas liquids and natural gas attributable to the Trust’s royalty interests and the prices received for such sales and the amount of the Trust’s administrative expenses, among other factors.
For additional information regarding the Trust and its results of operations and financial condition, please refer to the Trust’s SEC filings.
ABOUT CHESAPEAKE GRANITE WASH TRUST:
Chesapeake Granite Wash Trust (NYSE:CHKR) is a Delaware statutory trust formed by Chesapeake to own certain royalty interests in oil, natural gas liquids and natural gas wells in Washita County, Oklahoma producing from the Colony Granite Wash play within the broader Granite Wash formation of the Anadarko Basin. The common units do not represent interests in and are not obligations of Chesapeake. The common units are listed on the New York Stock Exchange under the symbol CHKR. Further information is available at www.chkgranitewashtrust.com where the Trust routinely posts announcements, updates, investor information and news releases.
Pursuant to IRC Section 1446, withholding tax on income effectively connected to a U.S. trade or business allocated to foreign partners should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from U.S. sources allocated to foreign partners should be made at 30% of gross income unless the rate is reduced by treaty. This release is intended to be a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b) by the Trust, and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. For distributions made to foreign partners, nominees and brokers should withhold at the highest effective tax rate.
This news release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this news release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. The anticipated distribution discussed herein is based, in part, on the amount of cash received or expected to be received by the Trust from Chesapeake with respect to the relevant quarterly period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Neither Chesapeake nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this news release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as other risks identified in the Trust’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. The Trust’s annual, quarterly and other filed reports are or will be available at the SEC’s website at www.sec.gov. The Trust does not intend, and assumes no obligations, to update any of the statements included in this news release.